Exhibit 99.1

Portland, Oregon

June 5, 2008

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2008

Cascade Corporation (NYSE: CAE) today reported its financial results for the first quarter ended April 30, 2008.

Overview

•                  Net sales of $149.9 million for the first quarter of fiscal 2009 were 11% higher than net sales of $135.5 million for the prior year first quarter.

•                  During the first quarter of the prior year we settled an insurance litigation matter which resulted in a $16 million increase in operating income and a $10 million increase in net income ($0.80 per diluted share).

•                  Net income of $10.9 million ($0.98 per diluted share) for the first quarter of fiscal 2009 was 54% lower than net income of $23.8 million ($1.90 per diluted share) for the first quarter of fiscal 2008. Excluding the insurance litigation recovery, net income for the first quarter of fiscal 2009 was 21% lower than net income for the first quarter of fiscal 2008.

 First Quarter Fiscal 2009 Summary

•                  Summary financial results are outlined below (in thousands, except earnings per share):

Quarter ended April 30,	2008	2007	% Change
Net sales	$149,867	$135,500	11%
Gross profit	42,348	43,229	(2)%
Gross profit %	28%	32%
SG&A	23,806	21,132	13%
Insurance litigation recovery, net	—	15,977
Operating income	17,752	37,311	(52)%
Interest expense, net	1,024	838	22%
Other expense, net	121	78	55%
Income before taxes	16,607	36,395	(54)%
Provision for income taxes	5,749	12,599	(54)%
Effective tax rate	35%	35%
Net income	$10,858	$23,796	(54)%
Diluted earnings per share	$0.98	$1.90	(48)%
Net of insurance settlement	$0.98	$1.10	(11)%

•                  Consolidated net sales increased 4% during the first quarter of fiscal 2009, excluding an acquisition and the impact of foreign currency changes.  This increase was primarily the result of the strength of lift truck markets in China, Asia Pacific and Europe.  Details of the net sales increase over the prior year first quarter follow (in millions):

Revenue growth	$4.9	4%
Acquisition	0.8	1%
Foreign currency changes	8.7	6%
Total	$14.4	11%

•                  The consolidated gross profit percentage decreased 4% due primarily to material price increases in all geographic segments.

•                  Selling and administrative expenses increased 5%, excluding foreign currency changes and an acquisition, due to costs to support our expanded Chinese operations and higher selling and personnel costs.

•                  The effective tax rate was consistent at 35% for the first quarter of fiscal 2009 and 2008.

Market Conditions

•                  Percentage changes in lift truck industry shipments, by region, as compared to the prior year are outlined below.  Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for our products.

First Quarter
North America	(6)%
Europe	16%
Asia Pacific	19%
China	30%

•                  The lift truck market outlook is for shipments to follow current trends through the remainder of the year.

North America Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2008	2007	% Change
Net sales	$69,320	$71,382	(3)%
Transfers between areas	7,719	8,309	(7)%
Net sales and transfers	77,039	79,691	(3)%
Gross profit	24,251	28,156	(14)%
Gross profit %	31%	35%
SG&A	12,749	12,319	3%
Loss (gain) on disposition of assets,net	120	(74)
Amortization	597	588
Insurance litigation recovery, net	—	(15,977)
Operating income	$10,785	$31,300	(66)%

•                  Net sales decreased 5%, excluding the impact of currency changes and an acquisition, primarily due to the general downturn in the United States economy, which is reflected in both the lift truck and construction markets.  Details of the decrease over the prior year quarter follow (in millions):

Revenue decline	$(3.7)	(5)%
Acquisition	0.8	1%
Foreign currency changes	0.9	1%
Total	$(2.0)	(3)%

•                  The gross profit percentage was 4% lower than the prior year first quarter due to higher material costs, lower sales volumes, changes in product mix and other cost increases.

•                  The increase in selling and administrative costs was due to an acquisition and currency changes.

•                  In the prior year we settled an insurance litigation matter which resulted in a $16 million increase in operating income.

Europe Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2008	2007	% Change
Net sales	$49,336	$41,604	19%
Transfers between areas	581	324	79%
Net sales and transfers	49,917	41,928	19%
Gross profit	7,392	7,605	(3)%
Gross profit %	15%	18%
SG&A	7,631	6,113	25%
Loss (gain) on disposition of assets, net	(1)	8
Amortization	78	205	(62)%
Operating income (loss)	$(316)	$1,279	(125)%

•                  The increase in sales in Europe can be primarily attributed to a strong European lift truck market.  Details of the net sales increase over the prior year quarter follow (in millions):

Revenue growth	$2.1	5%
Foreign currency changes	5.6	14%
Total	$7.7	19%

•                  The gross profit percentage was 3% lower than the prior year first quarter.  The decrease is primarily due to material price increases and operational inefficiencies, which include costs from new product introductions.  The gross margin was also negatively affected by delays in approval of Chinese-made products by European OEMs.  These delays required us to continue supplying OEMs with European-made products at lower margins.

•                  Excluding the impact of currency changes, selling and administrative expenses increased 11% in Europe due to higher personnel and other general costs.  First quarter costs include $375,000 in initial costs related to our current reorganization efforts.

Asia Pacific Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2008	2007	% Change
Net sales	$19,180	$13,795	39%
Transfers between areas	83	70	19%
Net sales and transfers	19,263	13,865	39%
Gross profit	5,114	3,597	42%
Gross profit %	26%	26%
SG&A	2,339	1,903	23%
Gain on disposition of assets, net	(3)	—
Operating income	$2,778	$1,694	64%

•                  All locations throughout the Asia Pacific region contributed to the sales increase.  Details of the net sales increase over the prior year quarter follow (in millions):

Revenue growth	$4.0	29%
Foreign currency changes	1.4	10%
Total	$5.4	39%

•                  The gross profit percentage in Asia Pacific remained unchanged at 26%.  The benefits of sourcing lower cost product from China were offset by increased sales of lower margin products.

•                  Selling and administrative costs increased 11% in the current year, excluding the impact of currency changes, due to personnel and selling cost increases.

China Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2008	2007	% Change
Net sales	$12,031	$8,719	38%
Transfers between areas	6,150	2,669	130%
Net sales and transfers	18,181	11,388	60%
Gross profit	5,591	3,871	44%
Gross profit %	31%	34%
SG&A	1,087	797	36%
Loss (gain) on disposition of assets, net	(1)	31
Amortization	—	5
Operating income	$4,505	$3,038	48%

•                  The net sales increase in China is due to a very strong Chinese lift truck market and our recent expansion plan in China which enabled us to produce a larger volume of products.  Details of the increase over the prior year first quarter follow (in millions):

Revenue growth	$2.5	29%
Foreign currency changes	0.8	9%
Total	$3.3	38%

•                  Gross margin percentages in China decreased to 31% from 34% in the prior year.  This decrease is primarily the result of material price increases, changes in product mix and higher intercompany transfers.

•                  Selling and administrative costs increased 27%, excluding currency changes.  This increase is due to additional costs to support our expanded Chinese operations.

Other Matters:

•                  On June 3, 2008, our Board of Directors declared a quarterly dividend of $0.20 per share, payable on July 17, 2008 to shareholders of record as of July 2, 2008.

Other Financial Information:

We believe the exclusion of the prior year insurance litigation recovery provides a more appropriate comparison with current year results.  The prior year calculation of diluted earnings per share excluding the insurance recovery is as follows (in thousands, except per share amount):

Three months ended
April 30, 2007

Net income as reported	$23,796
Less: insurance litigation recovery, net of income taxes of $5,951	(10,026)

Adjusted net income, excluding insurance litigation recovery	$13,770

Diluted weighted average shares outstanding	12,545
Diluted earnings per share, excluding insurance litigation recovery	$1.10

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, June 5, 2008 at 2:00 pm PDT.  Robert C. Warren, Jr., President and Chief Executive Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 366-3908, International callers can access the call by dialing (303) 262-2141.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11114869#, or internationally, by dialing (303) 590-3000 and entering passcode 11114869#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share amounts)

	Three Months Ended
	April 30
	2008	2007
Net sales	$149,867	$135,500
Cost of goods sold	107,519	92,271
Gross profit	42,348	43,229

Selling and administrative expenses	23,806	21,132
Loss (gain) on disposition of assets, net	115	(35)
Amortization	675	798
Insurance litigation recovery, net	—	(15,977)

Operating income	17,752	37,311
Interest expense	1,131	995
Interest income	(107)	(157)
Other expense (income), net	121	78

Income before provision for income taxes	16,607	36,395
Provision for income taxes	5,749	12,599

Net income	$10,858	$23,796

Basic earnings per share	$1.01	$1.99
Diluted earnings per share	$0.98	$1.90

Basic weighted average shares outstanding	10,782	11,966
Diluted weighted average shares outstanding	11,098	12,545

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	April 30	January 31
	2008	2008

ASSETS
Current assets:
Cash and cash equivalents	$23,879	$21,223
Accounts receivable, less allowance for doubtful accounts of $1,636 and $1,623	101,208	93,117
Inventories	90,445	85,049
Deferred income taxes	5,549	6,213
Prepaid expenses and other	8,720	10,887
Total current assets	229,801	216,489
Property, plant and equipment, net	100,809	98,350
Goodwill	119,097	118,826
Deferred income taxes	6,594	5,948
Intangible assets, net	20,277	20,916
Other assets	1,963	1,971
Total assets	$478,541	$462,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$6,001	$2,484
Current portion of long-term debt	433	423
Accounts payable	38,218	32,727
Accrued payroll and payroll taxes	11,061	10,148
Other accrued expenses	18,262	18,736
Total current liabilities	73,975	64,518
Long-term debt, net of current portion	101,786	107,809
Accrued environmental expenses	4,072	4,314
Deferred income taxes	5,622	5,710
Employee benefit obligations	8,576	8,824
Other liabilities	4,195	3,300
Total liabilities	198,226	194,475

Commitments and contingencies

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 10,826 and 10,840 shares issued and outstanding	5,413	5,420
Additional paid-in capital	474	—
Retained earnings	235,841	226,932
Accumulated other comprehensive income	38,587	35,673
Total shareholders’ equity	280,315	268,025
Total liabilities and shareholders’ equity	$478,541	$462,500

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended
	April
	2008	2007
Cash flows from operating activities:
Net income	$10,858	$23,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,600	3,479
Amortization	675	798
Share-based compensation	1,315	984
Deferred income taxes	30	355
Loss (gain) on disposition of assets	115	(35)
Changes in operating assets and liabilities:
Accounts receivable	(6,017)	(12,713)
Inventories	(3,215)	(3,174)
Prepaid expenses and other	(2)	1,066
Accounts payable and accrued expenses	4,751	2,582
Income taxes payable and receivable	3,029	6,787
Other assets and liabilities	346	(858)
Net cash provided by operating activities	15,485	23,067

Cash flows from investing activities:
Capital expenditures	(3,903)	(5,249)
Proceeds from disposition of assets	34	176
Net cash used in investing activities	(3,869)	(5,073)

Cash flows from financing activities:
Payments on long-term debt	(16,608)	(31,073)
Proceeds from long-term debt	10,500	37,000
Notes payable to banks, net	3,485	(2,413)
Common stock issued under share-based compensation plans	62	1,404
Common stock repurchased	(3,220)	(24,496)
Excess tax benefit from exercise of share-based compensation awards	—	686
Net cash used in financing activities	(5,781)	(18,892)

Effect of exchange rate changes	(3,179)	(1,053)

Change in cash and cash equivalents	2,656	(1,951)
Cash and cash equivalents at beginning of period	21,223	36,593
Cash and cash equivalents at end of period	$23,879	$34,642